Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

FOR IMMEDIATE RELEASE

Gramercy Capital Corp. reports Second quarter

FFO of $0.82 per share and EPS of $0.73

Second Quarter Highlights

•                  Increased FFO nearly 15% to $22.5 million, or $0.82 per diluted share, from $19.6 million, or $0.71 per diluted share, in the previous quarter and $14.8 million, or $0.58 per diluted share, for the same quarter in the previous year.

•                  Increased net income available to common stockholders approximately 18% to $20.0 million, or $0.73 per diluted share, from $17.0 million, or $0.62 per diluted share, in the previous quarter and $12.8 million, or $0.50 per diluted share, for the same quarter in the previous year.

•                  Boosted net interest margin 43%, to $33.6 million from $23.5 million in the previous quarter.

•                  Declared an increase of 12.5% in the Company’s quarterly dividend, to $0.63 from $0.56 per common share.

•                  Originated 14 debt investments totaling approximately $509.6 million, including $24.0 million of longer duration commercial mortgage-backed securities (“CMBS”).  Net origination activity after repayments, sales and syndications totaled $302.7 million.

•                  Monetized the Company’s 45% interest in One Madison Avenue in New York, which will produce a gain of approximately $92.0 million during the third quarter.

•                  Recognized gains from the sale of a loan commitment of $1.7 million, illustrating Gramercy’s proven ability to sell debt investments for gains and recycle capital for reinvestment.

•                  Raised $115.0 million of 8.125% Series A Cumulative Redeemable Preferred Stock in April 2007 to further diversify Gramercy’s capital base.

•                  Enhanced Gramercy’s unsecured credit facility by increasing its size to $175 million, reducing its credit spread to LIBOR plus 165 basis points from LIBOR plus 210 basis points, extending its maturity to June 2010, and improving its flexibility.

•                  Reduced by 25% the credit spread on the Company’s $900.0 million of secured repurchase agreements.

•                  Acquired for $17.0 million a 45% stake in the fee interest in 2 Herald Square in New York City in a joint venture with SL Green Realty Corp.

Summary

NEW YORK, N.Y. – July 18, 2007 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (FFO) of $22.5 million, or $0.82 per diluted share, and net income available to common stockholders of $20.0 million, or $0.73 per diluted share, for the quarter ended June 30, 2007.  The Company generated total revenues of $78.3 million during the second quarter, up from $68.1 million during the previous quarter and $43.5 million during the same quarter in the previous year.

Investment Activity

Gramercy originated 14 separate debt investments during the second quarter with an aggregate unpaid principal balance of approximately $509.6 million, net of unamortized fees, discounts and unfunded commitments, including $24.0 million of long-duration, primarily investment grade-rated CMBS.  Approximately 73% of origination activity was comprised of first mortgage loans as compared to 72% in the previous quarter, with the remainder comprised primarily of investment grade CMBS and mezzanine loans.

The unpaid principal balance at closing, net of unamortized fees, discounts and unfunded commitments, allocated by investment type, and the weighted average yields of the Company’s debt investments originated during the quarter ended June 30, 2007, were as follows:

	Debt Investments	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
	($ in millions)
Whole Loans - floating rate	$164.3	32.2%	—	261 bps
Whole Loans - fixed rate	$59.5	11.7%	6.54%	—
Corporate Whole Loans - floating rate	$146.6	28.7%	—	210 bps
Mezzanine Loans -floating rate	$115.2	22.6%	—	466 bps
Real estate securities – floating rate	$6.4	1.3%	—	229 bps
Real estate securities – fixed rate	$17.6	3.5%	12.98%	—
Total / Average	$509.6	100.0%	8.01%	298 bps

Asset yields for floating rate originations during the quarter ended June 30, 2007 were 30-day LIBOR plus 298 basis points as compared to 30-day LIBOR plus 417 basis points in the previous quarter, due primarily to a higher percentage of institutional-quality first mortgage loans and a senior corporate whole loan.  The last-dollar loan-to-value ratio based on the “as is” appraised value of Gramercy’s floating rate first mortgage loans originated during the second quarter was 61%, a decrease of 9 percentage points from the prior quarter.  Since the Company’s initial public offering in August 2004, it has originated or acquired 155 debt investments with commitment amounts of approximately $5.4 billion.  As of June 30, 2007, debt investments had a carrying value of approximately $2.9 billion, net of unamortized fees, and discounts of $30.5 million and unfunded commitments of $379.6 million.

The aggregate carrying values, allocated by investment type and weighted average yields of the Company’s debt investments as of June 30, 2007 were as follows:

	Debt Investments	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
	($ in millions)
Whole Loans - floating rate	$1,554.0	54.5%	—	338 bps
Whole Loans - fixed rate	$192.0	6.7%	7.94%	—
Corporate Whole Loans - floating rate	$146.6	5.1%	—	210 bps
Subordinate Mortgage Interests - floating rate	$154.6	5.4%	—	453 bps
Subordinate Mortgage Interests - fixed rate	$44.6	1.6%	7.16%	—
Mezzanine Loans - floating rate	$476.1	16.7%	—	614 bps
Mezzanine Loans - fixed rate	$217.6	7.6%	8.93%	—
Preferred Equity - fixed rate	$44.3	1.6%	10.45%	—
Real estate securities – floating rate	$6.4	0.2%	—	229 bps
Real estate securities – fixed rate	$17.6	0.6%	12.98%	—
Total / Average	$2,853.8	100.0%	8.68%	393 bps

Note:  Debt Investments are presented net of unamortized fees, discounts and unfunded commitments.

Asset yields for fixed rate and floating rate investments as of June 30, 2007 were 8.68% and 30-day LIBOR plus 393 basis points, respectively, compared to 9.48% and 30-day LIBOR plus 396 basis points, respectively, in the previous quarter.  Asset yields on the Company’s floating rate first mortgage loans increased slightly to 30-day LIBOR plus 338 basis points as compared to 30-day LIBOR plus 337 basis points in the previous quarter.  First mortgage loans remain the majority of the Company’s debt portfolio, standing at 66.3% at June 30, 2007 as compared to 62.8% in the previous quarter.  For the quarter, 72.6% of total debt investment originations were first mortgage and other senior loans, as compared to 72.0% in the first quarter of 2007.

Gramercy’s recently launched Real Estate Securities Group (“RESG”) concluded two transactions during the second quarter:  a $17.6 million investment in a $633 million re-REMIC comprising long-term, investment grade CMBS it selected and for which it serves as collateral manager; and a $6.4 million investment in a second REMIC transaction.  These transactions are Gramercy’s initial move to add duration to its investment portfolio and generate attractive risk-adjusted equity returns in the CMBS market.  The success of both transactions in challenging capital markets reflects Gramercy’s growing strength and investor appeal as an investment advisor for whole loans and real estate securities.

Gramercy has maintained leveraged returns on equity through careful business selection, and continued reductions in its cost of debt capital.  The weighted average remaining term of the Company’s investment portfolio was unchanged from 2.3 years in the prior quarter due in part to investments in longer duration CMBS.  At June 30, 2007, the weighted average last-dollar of exposure for the Company’s debt investments based on as-is appraised values was 66.7% as compared to 67.6% in the previous quarter.

Operating Results

Debt investments generated investment income of $72.8 million for the second quarter. Gain on sales and other income of $3.6 million for the second quarter was comprised primarily of a gain from the sale of a fixed rate loan commitment of $1.7 million and interest on cash balances, primarily in the Company’s two CDOs.  Gains from sales represented approximately 2% of total revenues in the second quarter as compared to 4% during the prior quarter.

Interest expense of $39.2 million for the second quarter primarily reflects interest expense on $1.7 billion of investment-grade notes issued by our two wholly-owned CDOs, and other sources of debt capital.

The weighted average, swapped-equivalent interest rate for Gramercy’s secured debt and long-term capital at June 30, 2007 was 30-day LIBOR plus 107 basis points, a slight increase from 30-day LIBOR plus 105 basis points on March 31, 2007.

The Company incurred fees to affiliates of SL Green totaling $9.2 million during the second quarter, all pursuant to existing management and financial advisory arrangements.  Included in these amounts is a $3.8 million incentive fee earned in the second quarter of 2007 as a result of the Company’s FFO exceeding the 9.5% return on equity performance threshold.  Gramercy’s FFO-based return on book equity for the quarter was 15.2%.  Management, general and administrative expenses increased by $283,000 over the prior quarter, but declined for the second consecutive quarter when measured as a percentage of total revenue, to 5.1% at June 30, 2007 from 5.6% at March 31, 2007.

During the second quarter the Company recorded a net reserve for loan losses of $2.9 million representing new reserves in connection with two loans.  At June 30, 2007, Gramercy’s reserve for loan losses was approximately $6.6 million relating to seven separate investments, or 23 basis points measured against the unpaid principal balance of the Company’s total debt investment portfolio.  Gramercy has not experienced any loss of principal since inception in August 2004.

Investments in unconsolidated joint ventures contributed $2.4 million, or $0.09 per diluted share, to FFO for the second quarter of 2007.

Liquidity and Funding

Gramercy had substantial liquidity at June 30, 2007 consisting of $148.6 million of cash primarily in its two CDOs, $19.4 million of cash and cash equivalents, $33.0 million of available cash and $159.7 million of unused capacity under its secured repurchase facilities, and $54.7 million of available cash and $30.3 million of unused capacity under its upsized $175.0 million unsecured revolving credit facility.

During the quarter the Company greatly enhanced its financial flexibility and capacity with significant modifications to its unsecured revolving credit facility and its secured repurchase facilities.  The amendment and restatement of the unsecured revolving credit facility approved by Key Banc Capital Markets increased the facility to $175.0 million from $100.0 million, reduced the interest rate to LIBOR plus 1.65% from LIBOR plus 2.10%, extended the maturity date to June 28, 2010, and eased certain financial and other restrictive covenants of the credit facility.  Modifications to the Company’s $500.0 million secured repurchase facility with Wachovia Securities LLC, and its $400.0 million secured repurchase facility with Goldman Sachs Mortgage Company reduced its credit spreads under these facilities by approximately 25%, increased its advance rates against selected collateral, and enhanced the flexibility and ease of use of the facilities.  The Company believes these modifications will enable it to take advantage of favorable market conditions throughout its investment platform, and to improve leveraged returns to common equity.

Loan prepayments in full, partial prepayments, and scheduled amortization payments declined to $169.5 million during the quarter, from $381.4 million in the previous quarter, which is consistent with our prepayment projections for the quarter and with the business plans of the majority of our borrowers.

Dividends

The Board of Directors of Gramercy approved a quarterly dividend of $0.63 per common share for the quarter ended June 30, 2007.  This represented a $0.07, or 12.5%, increase from the prior quarter’s dividend of $0.56.  This represents an annualized dividend yield of 9.57% based on Gramercy’s closing price of $26.34 on July 18, 2007.  The Board of Directors of Gramercy also approved a quarterly dividend of $0.41189 per share of its Series A Preferred Stock for the period April 18, 2007 through June 30, 2007.   The dividends were paid on July 13, 2007 to stockholders of record at the close of business on June 29, 2007.

Company Profile

Gramercy Capital Corp. is a commercial real estate specialty finance company that focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio webcast on Thursday, July 19, 2007 at 2:00 p.m. ET to discuss financial results for the second quarter of 2007.

The live conference will be webcast in listen-only mode on the Company’s web site at www.gramercycapitalcorp.com and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing (800) 510-0146 Domestic or (617) 614-3449 International, using Gramercy for the passcode.

A replay of the call will be available through July 27, 2007 by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 90864125.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 13 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Consolidated Statements of Income

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Investment income	$72,828	$39,134	$132,797	$71,013
Rental revenue, net	1,850	—	3,586	914
Gain on sales and other income	3,625	4,371	10,054	8,568
Total revenues	78,303	43,505	146,437	80,495

Expenses
Interest expense	39,209	20,777	75,670	38,499
Management fees	5,414	3,861	10,253	7,384
Incentive fee	3,784	1,578	6,602	2,771
Depreciation and amortization	1,088	228	1,759	683
Marketing, general and administrative	4,103	2,779	7,923	5,549
Provision for loan loss	2,900	500	4,148	500
Total expenses	56,498	29,723	106,355	55,386
Income from continuing operations before equity in net income (loss) of unconsolidated joint ventures and provision for taxes	21,805	13,782	40,082	25,109
Equity in net income (loss) of unconsolidated joint ventures	484	(630)	(210)	(1,357)
Income from continuing operations before provision for taxes	22,289	13,152	39,872	23,752
Provision for taxes	(429)	(335)	(963)	(382)
Net income	21,860	—	38,909	23,370
Dividends on preferred stock	(1,895)	—	(1,895)	—
Net income available to common stockholders	$19,965	$12,817	$37,014	$23,370

Basic earnings per share:
Net income available to common stockholders	$0.77	$0.53	$1.42	$0.99
Diluted earnings per share:
Net income available to common stockholders	$0.73	$0.50	$1.35	$0.94
Dividends per common share	$0.63	$0.51	$1.19	$1.01
Basic weighted average common shares outstanding	26,049	24,334	26,037	23,575
Diluted weighted average common shares and common share equivalents outstanding	27,462	25,530	27,467	24,767

Gramercy Capital Corp.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets:
Cash and cash equivalents	$19,403	$19,314
Restricted cash equivalents	148,652	354,283
Loans and other lending investments, net	2,635,115	2,144,151
Securities available-for-sale, at fair value	24,065	—
Investment in unconsolidated joint ventures	74,302	57,567
Loans held for sale, net	194,641	42,733
Operating real estate, net	102,092	99,821
Accrued interest	15,246	12,092
Deferred financing costs	26,901	27,456
Deferred costs	1,312	1,271
Derivative instruments, at fair value	12,898	2,910
Other assets	2,490	4,515
Total assets	$3,257,117	$2,766,113

Liabilities and Stockholders’ Equity:
Repurchase agreements	$556,659	$277,412
Credit facilities	90,000	15,000
Collateralized debt obligations	1,714,250	1,714,250
Mortgage note payable	94,525	94,525
Management fees payable	2,301	2,093
Incentive fee payable	3,784	1,195
Dividends payable	18,225	14,419
Accounts payable and accrued expenses	25,414	24,750
Other liabilities	10,041	11,809
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	150,000	150,000
Total liabilities	2,665,199	2,305,453

Commitments and contingencies	—	—

Stockholders’ Equity:
Series A cumulative redeemable preferred stock, par value $0.001, 25,000,000 shares authorized, 4,600,000 shares issued and outstanding at June 30, 2007	5	—
Common stock, par value $0.001, 100,000,000 shares authorized, 26,072,471 and 25,878,391 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	26	26
Additional paid-in-capital	569,156	453,766
Accumulated other comprehensive income	12,517	2,890
Retained earnings	10,214	3,978
Total stockholders’ equity	591,918	460,660
Total liabilities and stockholders’ equity	$3,257,117	$2,766,113

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended June 30, 2007	For the Three Months Ended June 30, 2006	For the Six Months Ended June 30, 2007	For the Six Months Ended June 30, 2006
Net income available to common stockholders	$19,965	$12,817	$37,014	$23,370
Add:
Depreciation and amortization	3,174	1,322	5,593	2,744
FFO adjustment for unconsolidated joint ventures	1,946	1,978	3,893	3,857
Less:
Non real estate depreciation and amortization	(2,592)	(1,322)	(4,428)	(2,505)
Funds from operations	$22,493	$14,795	$42,072	$27,466

Funds from operations per share - basic	$0.86	$0.61	$1.62	$1.17
Funds from operations per share - diluted	$0.82	$0.58	$1.53	$1.11

	For the Three Months Ended March 31, 2007	For the Three Months Ended March 31, 2006

Net income available to common stockholders	$17,048	$10,554
Add:
Depreciation and amortization	2,419	1,422
FFO adjustment for unconsolidated joint ventures	1,947	1,879
Less:
Non real estate depreciation and amortization	(1,836)	(1,184)
Funds from operations	19,578	12,671
Nonrecurring charges	—	525
Funds from operations before nonrecurring charges	$19,578	$13,196

Funds from operations per share - basic	$0.75	$0.55
Funds from operations per share - diluted	$0.71	$0.53